Exhibit 10.1

FINISHED PRODUCT SUPPLY AGREEMENT

THIS FINISHED PRODUCT SUPPLY AGREEMENT (this “Agreement”) dated as of October 8, 2003, and effective as of the Closing Date (the “Effective Date”) is made and entered into by and between Aventis Pharmaceuticals Inc., a company organized and existing under the laws of Delaware (“Aventis”), and Axcan Pharma Inc., a corporation organized and existing under the laws of Canada (“Axcan Pharma”, on behalf of itself and its Affiliates, collectively, the “Purchaser”). Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article 1 hereof or as otherwise set forth herein; capitalized terms used herein without definition shall have the meanings ascribed to them in the Product Acquisition Agreement (as defined below).

RECITALS

WHEREAS, Aventis is engaged in the manufacture in finished product form of the compound sucralfate in tablet and suspension form as sold in the United States under the registered trademark Carafate®;

WHEREAS, pursuant to an Agreement dated April 1, 1985, as amended (the “API Supply Agreement”), by and between Aventis, as successor in interests to Marion Laboratories, Inc., and Chugai Pharmaceutical Co., Ltd., a corporation organized and existing under the laws of Japan (the “API Supplier”), the API Supplier is engaged in supplying Aventis with aluminum sucrose octasulfate (the “Bulk Compound”) used in the manufacture of the Product;

WHEREAS, this Agreement is being entered into in connection with certain transactions in which certain Affiliates of Aventis are divesting and licensing certain assets related to the Products to certain Affiliates of Purchaser pursuant to a Product Acquisition Agreement, as of the date hereof (the “Product Acquisition Agreement”);

WHEREAS, Purchaser desires to have Aventis manufacture and supply it with Products for sale and distribution in the Territory during the Term in accordance with this Agreement;

WHEREAS, Aventis agrees to manufacture and supply to Purchaser Products for sale and distribution in the Territory upon the terms and subject to the conditions provided herein; and

WHEREAS, an Affiliate of Aventis and Purchaser are entering into the Canadian Finished Product Supply Agreement (the “Canadian Supply Agreement”) dated the date hereof for the supply of Finished Goods for sale and distribution in Canada.

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NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following terms shall have the meanings set forth below. Unless the context indicates otherwise, the singular shall include the plural and the plural shall include the singular.

1.1 “Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.2 “Affiliate” means a person or entity that, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with the person or entity specified. For the purposes of this definition, control shall mean the direct or indirect ownership of (i) in the case of corporate entities, securities authorized to cast more than fifty percent (50%) of the votes in any election for directors, or (ii) in the case of non-corporate entities, more than fifty percent (50%) ownership interest with the power to direct the management and policies of such non-corporate entity.

1.3 “Agreement” means this Finished Product Supply Agreement and all schedules and annexes attached hereto.

1.4 “API Supply Agreement” has the meaning set forth in the Recitals.

1.5 “Applicable Laws” means any Law applicable to the ownership, testing, development, manufacture, package, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of Products.

1.6 “Bulk Compound” has the meaning set forth in the Recitals.

1.7 “Business Day” means a day other than Saturday, Sunday or any day on which a commercial bank in New York, New York or Montreal, Canada is authorized to close.

1.8 “Carafate ® Suspension Product” means the pharmaceutical product (sucralfate) in a suspension formulation and more particularly identified by NDA 19-183, and sold under a Product Trademark.

1.9 “Carafate ® Tablet Product” means the pharmaceutical product (sucralfate) in a tablet formulation and more particularly identified by NDA 18-333, and sold under a Product Trademark.

1.10 “cGMP” means current Good Manufacturing Practices (i) as promulgated under the Act at 21 CFR (chapters 210 and 211), as the same may be amended or re-enacted from time to time and (ii) as required by Law in Canada.

1.11 “Closing Date” has the meaning set forth in the Product Acquisition Agreement.

1.12 “Discretionary Manufacturing Changes” has the meaning set forth in Section 2.7(b).

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1.13 “Effective Date” means the Closing Date.

1.14 “FDA” means the United States Food and Drug Administration or any successor agency thereof.

1.15 “Force Majeure” has the meaning set forth in Section 10.3.

1.16 “Governmental Authority” means any rational, provincial, regional, state, local Or other judicial, legislative, executive, administrative or regulatory entity or authority.

1.17 “Indemnitee” has the meaning set forth in Section 9.3(a).

1.18 “lndemnitor” has the meaning set forth in Section 9.3(a).

1.19 “Initial Product Costs” has the meaning set forth in Section 3.1.

1.20 “Law” means any law, common law, statute, rule, regulation, ordinance, order, writ, judgment, injunction, decree, stipulation, determination, award or requirement of any Governmental Authority.

1.21 “NDA” means a New Drug Application pursuant to Section 505 of the Act (21 U.S.C. Section 355), including any supplements, amendments or modifications submitted to or required by the FDA or any successor application or procedure or any foreign equivalent of a U.S. New Drug Application for approval to market, including, where applicable, applications for labeling, pricing and reimbursement approval.

1.22 “Prime Rate” has the meaning set forth in Section 3.2(a).

1.23 “Product” means the finished product forms of the pharmaceutical product (sucralfate) in a tablet and suspension formulation and more particularly defined in NDAs 18¬333 and 19-183, respectively.

1.24 “Product Acquisition Agreement” has the meaning set forth in the Recitals.

1.25 “Product Approval” means all Regulatory Approvals material to, or legally required for, the development, testing (including the conduct of clinical trials), manufacturing, processing, distribution, marketing, storage, labeling, packaging, promotion, sale, offer for sale or use of any Products.

1.26 “Regulatory Approval” means all licenses, permits, waivers, consents, certificates, registrations, approvals (including without limitation, approvals of NDAs and INDs, pricing and third party reimbursement approvals and labeling approvals) of, with or from any Governmental Authority.

1.27 “Required Manufacturing Changes” has the meaning set forth in Section 2.7(a).

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1.28 “Specifications” means the written specifications for Product as set forth in applicable NDAs, as the same may be amended from time to time pursuant to the terms of this Agreement.

1.29 “Technical Agreement” has the meaning set forth in Section 5.9.

1.30 “Term” has the meaning set forth in Section 4.1.

1.31 “Territory” means the United States, its territories and possessions, including without limitation, the Commonwealth of Puerto Rico.

1.32 “Third Party Claim” has the meaning set forth in Section 9.3(a).

1.33 “Third Party Liabilities” has the meaning set forth in Section 9.1.

ARTICLE 2

MANUFACTURE, PURCHASE AND SALE OF PRODUCT

2.1 Supply. Pursuant to the terms and conditions of this Agreement, during the Term, Aventis agrees to supply or have supplied Products for Purchaser. Purchaser agrees to purchase, or cause to be purchased, exclusively from Aventis or its permitted designee, Purchaser’s requirement of Products for purposes of distribution by Purchaser in the Territory.

2.2 Forecasts.

(a) Long-Range Forecasts. Within ninety (90) days after the Effective Date, and by July 1st of each calendar year for the Term or any renewals or extensions thereof, Purchaser shall furnish Aventis with a quarterly long-range forecast of the quantities of each Product that Purchaser intends to order for the shorter of (i) the remaining Term or (ii) three (3) years. Such forecasts shall represent the most current estimates for planning purposes, but shall not be purchase commitments. Such forecasts shall not exceed Aventis’ maximum monthly and annual capacity as set forth in Section 2.6(a), unless a forecast in excess of Aventis’ maximum monthly and annual capacity is mutually agreed to in writing by the parties.

(b) Short Term Rolling Forecasts. In addition to the non-binding, long-range forecasts provided for in Section 2.2(a), within sixty (60) days after the Effective Date and, at least four (4) months prior to the first day of each calendar month thereafter (it being understood that Purchaser shall utilize Aventis’ scheduled firm orders for the first four (4) months of this Agreement, as previously described to Purchaser and attached hereto as Schedule 2.2(b), and it being further understood that the scheduled firm orders for January, February, March and April of 2004 with respect to the Carafate ® Suspension Product shall be zero (0) because of a temporary production shutdown at Aventis’ facility during these months), Purchaser shall furnish Aventis with a rolling forecast of the quantities of Product that Purchaser intends to order by month during the eighteen (18) month period commencing with that calendar month or such shorter period as remains in the Term. Such forecasts shall be broken down into Product type, quantities and shipping dates. Such forecasts shall not exceed Aventis’ maximum monthly and

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annual capacity limitations as set forth in Section 2.6(a). Except as otherwise provided herein, Purchaser shall, be required to purchase one hundred percent (100%) of the amount of Products forecast for the first four (4) months of each rolling forecast.

(c) If Aventis notifies Purchaser in writing within ten (10) Business Days after Purchaser’s delivery of a rolling forecast, Aventis shall be entitled to reject that portion of the order in a rolling forecast with respect to the Carafate® Suspension Product, and require Purchaser to submit a revised rolling forecast with respect to the Carafate® Suspension Product, if such rolling forecast fails to meet the following parameters with respect to the Carafate® Suspension Product (and Purchaser shall have no purchase obligations under the rejected forecast):

Month of Any Given Rolling Forecast with respect to the Carafate ® Suspension Product	Permissible Increase or Decrease of Product (in full batch quantities) Compared to the Quantity Specified in the Rolling Forecast Delivered the Previous Month

Months 1, 2, 3	N/A

Months 4, 5, 6 and 7	No less than 75% and no more than 125% of months 5, 6, 7 and 8, collectively, of the previous forecast.

Months 8, 9, 10 and 11	No less than 50% and no more than 150% of Months 9, 10, 11 and 12, collectively, of the previous forecast.

Months 12 through 18	N/A

(d) Each monthly forecast set forth in the rolling forecasts delivered to Aventis must be in full batch quantities for the Carafate® Suspension, Product and the Carafate® Tablet Product, respectively (i.e. Purchaser may not forecast a partial batch even if permissible pursuant to the table set forth in Section 2.2(c) above). The batch quantities are set forth on Schedule 2.6. Aventis shall be entitled to reject that portion of the order in a rolling forecast with respect to the Carafate® Suspension Product and/or the Carafate ® Tablet Product, respectively, and require Purchaser to submit a revised rolling forecast with respect to the Carafate® Suspension Product and/or the Carafate® Tablet Product, if the forecast for any given month for such Product in such rolling forecast is not in a full batch quantity (and Purchaser shall have no purchase obligations under the rejected forecast).

(e) In no event shall Aventis be required to supply orders in excess of the maximum monthly or annual capacity as set forth in Section 2.6(a), and following: (i) the assignment of the API Supply Agreement to Purchaser; or (ii) Purchaser otherwise sourcing directly the Bulk Compound, Aventis shall not be responsible or otherwise required to accept any purchase order to the extent of an insufficient supply of Bulk Compound.

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2.3 Firm Orders.

(a) Purchaser shall place purchase orders with Aventis for Products to be delivered for the first four (4) months of each rolling forecast. All purchase orders must be received by Aventis at least four (4) months prior to the delivery date specified in each respective order. Purchaser acknowledges that Products are produced in full batch quantities. Such orders shall be in full batch quantities and when combined with all other purchase orders for the applicable four (4) month period are at least as great and no greater than the amount required to be purchased by Purchaser pursuant to Section 2.2 for each Product. In addition, the number of such purchase orders shall not exceed one (1) per month for each Product, unless a greater monthly number is agreed to by Aventis, and, to the extent possible, shall be delivered to Aventis on or about the fifteenth (15th) of such month. Each purchase order shall specify the delivery schedule within the month and Aventis shall deliver against each such purchase order in accordance with Section 2.4. Purchaser shall be obligated to purchase all such Products ordered and delivered by the delivery date specified in Purchaser’s purchase order, provided that such Products meet the Specifications. Unless otherwise specified in writing by Aventis, all orders placed by Purchaser with Aventis hereunder shall be addressed as follows:

Aventis Pharmaceuticals Inc.

10236 Marion Park Drive

Kansas City, MO 64137-1405

Attn: Jim Westberg, Planning Leader

Mail: P.O. Box 9720 C3-0960, Kansas City, MO 64134-9720

Fax: (816) 966-5209

Telephone: (816) 966-4245

(b) Any purchase orders, purchase order releases, confirmations, acceptances, advices and similar documents submitted by either party in conducting the activities contemplated under this Agreement are for administration purposes only and shall not add to or modify the terms of this Agreement. To the extent of any conflict or inconsistency between this Agreement and any such document, the terms and conditions of this Agreement shall control as to a particular order unless otherwise agreed to in writing by the parties.

2.4 Delivery.

(a) Aventis shall meet the delivery dates and order quantities indicated in Purchaser’s binding and accepted firm orders for all Products. Any shipment delivered that is within plus or minus ten percent (+/-10%) of the quantity ordered and/or plus or minus five (+/- 5) Business Days of the delivery date specified on the relevant firm order will be considered as delivered on time. Subject to the provisions of Section 2.5 and Section 10.3, if Aventis fails to deliver such shipment within five (5) Business Days after the delivery date specified on the relevant firm order, Aventis shall use reasonable best efforts to deliver the shipment (within plus or minus ten percent (+/-10%) of the quantity ordered) in a prompt manner thereafter, provided, however, that nothing in this sentence shall limit the rights and remedies of Purchaser hereunder.

(b) Delivery terms for Product shall be EXW (Incoterms 2000) Aventis’ manufacturing facility, warehouse or such other facility mutually agreed to by the parties. Title

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and risk of loss shall pass to Purchaser once the Product is placed on the loading dock of Aventis’ facility. Purchaser shall be responsible for all freight, insurance, handling, fees, taxes and other costs associated with the shipment of Product, as well as all export licenses, import licenses and customs formalities for the import and export of goods.

2.5 Rejected Goods/Shortages.

(a) Notice; Replacement. Purchaser shall notify Aventis in writing of (i) any claim relating to any Product that fails to meet the Specifications, or (ii) any shortage in quantity of any shipment of any Product as soon as reasonably practical, but not later than thirty (30) days (or forty-five (45) days in the event an outside testing laboratory is used) of receipt of such Product. Purchaser shall be deemed to have accepted the Product if it does not provide Aventis written notice of such shortfall or failure to meet Specifications within such thirty (30) day period (or forty-five (45) days in the event an outside testing laboratory is used). If the parties agree that such Product is defective or that there is a shortage, Aventis shall replace the defective Product or use its commercially reasonable efforts to make up the shortage at the next practical delivery date, at no additional cost to Purchaser. Purchaser shall make arrangements with Aventis for the return or disposal of any rejected Product; the costs of such return or disposal shall be paid by Aventis. In the event that only a limited supply of Product is available to replace or supply such rejection or shortage, then Aventis shall ship to Purchaser such quantities of Product as are available and Purchaser will be promptly reimbursed or credited against future orders, at Purchaser’s option, for amounts paid for the remaining quantity of rejected Product.

(b) API Allocation. During the period prior to (i) the assignment of the API Supply Agreement to Purchaser; or (ii) Purchaser otherwise sourcing directly the Bulk Compound, if Aventis is not able to meet firm orders on forecasts due to a shortage of Bulk Compound, Aventis shall promptly notify Purchaser of such shortage of Bulk Compound, and, if possible, the date such shortage of Bulk Compound is expected to end. In such event, Aventis shall allocate its available supply of Bilk Compound in such proportion as the quantity of Bulk Compound used to supply Product over the immediately preceding 12-month period bears to the total quantity of Bulk Compound used to supply other products over the immediately preceding 12-month period. Following the assignment of the API Supply Agreement or upon Purchaser otherwise sourcing directly the Bulk Compound, Aventis shall have no further obligation to allocate Bulk Compound as set forth herein and Aventis shall not be entitled to allocate the Bulk Compound sourced by Purchaser.

(c) Disputes. If Aventis disagrees with Purchaser’s claim that such Product fails to meet the applicable Specifications, Aventis and Purchaser representatives shall attempt to resolve such dispute. If the representatives cannot resolve such dispute within fifteen (15) days, a sample of such Product shall be submitted by Aventis and Purchaser to a mutually agreed-to qualified laboratory for testing against the Specifications and the test results obtained by such laboratory shall be final and controlling. The fees and expenses of such laboratory testing shall be borne entirely by the party whose Product analysis was in error. In the event the test results indicate that the Product in question does not conform to the Specifications, Aventis shall replace such Product at no additional cost to Purchaser as soon as reasonably possible after receipt of such results; provided, however, Aventis shall have no liability to Purchaser if Product fails to meet the Specifications if the Product: (i) has been tampered with or otherwise altered other than

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by Aventis; (ii) has been subject to misuse, negligence or accident other than by Aventis; or (iii) has been stored, handled or used in a manner contrary to applicable regulatory requirements other than by Aventis.

(d) Sole Remedy. The provisions of Sections 2.5(a) in the case of shortage in quantity of any shipment of Product, and except as otherwise provided in Section 9.2(a) herein with respect to Third Party Claims, Sections 2.5(a) and (b), in the case of Product that fails to meet the Specifications, shall be the sole remedy available to Purchaser with respect to any shortage in quantity of any shipment of Product, or Product that fails to meet the Specifications, as the case may be.

2.6 Capacity. Aventis’ maximum monthly and annual capacity to manufacture Product is set forth on Schedule 2.6.

2.7 Manufacturing Changes.

(a) Required Manufacturing Changes. For changes to the Specifications or manufacturing processes that are required by Applicable Laws (collectively “Required Manufacturing Changes”), Aventis and Purchaser shall cooperate in making such changes and use commercially reasonable efforts to implement such changes in compliance with such Applicable Laws and as promptly as practicable. Notwithstanding the foregoing, Aventis’ standard change control procedures shall be utilized in reviewing such changes.

(b) Discretionary Manufacturing Changes. For changes to the Specifications or manufacturing process that are not Required Manufacturing Changes (collectively “Discretionary Manufacturing Changes”), Aventis and Purchaser must each agree to any Discretionary Manufacturing Changes and shall, to the extent commercially reasonable under the circumstances, cooperate in making such changes, and each agrees that it shall not unreasonably withhold its consent to such Discretionary Manufacturing Changes. Notwithstanding the foregoing, Aventis’ standard change control procedures shall be utilized in reviewing such changes.

(c) Manufacturing Changes. Notwithstanding the foregoing, all internal and external costs, including, without limitation, obsolete raw materials, regulatory filings, work-in-process, Product, packaging and labeling materials (i) associated with Required Manufacturing Changes relating solely to Product in the Territory shall be borne by Purchaser, (ii) associated with Required Manufacturing Changes relating solely to Product outside the Territory shall be borne by Aventis, (iii) associated with Required Manufacturing Changes for Product both inside and outside the Territory shall be shared based upon the percentage of sales of each Product affected by such Required Manufacturing Change, and (iv) all costs associated with Discretionary Manufacturing Changes shall be borne by the party initiating such changes. Notwithstanding the foregoing, (i) in the event that a Required Manufacturing Change applies generally to the manufacturing facility of Aventis or operations thereat and not solely to the Product, such costs shall be borne by Aventis and (ii) the costs of any Required Manufacturing Change required by Applicable Laws in Canada shall be apportioned pursuant to the terms of the Canadian Supply Agreement.

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2.8 Labeling and Packaging. Purchaser shall be responsible for all costs of developing new packaging and labeling for the Product, including without limitation obsolete inventory of packaging and labeling materials, and shall provide Aventis all art work from vendors selected by Purchaser and pharmacological information, usage instructions and warnings to be applied to each Product, which shall be consistent with the FDA or Governmental Authority approved labeling for the Product. Purchaser shall provide such information pursuant to this Section 2.8 to Aventis a sufficient period of time in advance of delivery requirements for the Product set forth in this Agreement.

2.9 Appointment of Sublicensees or Subcontractors. Subject to the provisions of the Technical Agreement pertaining to change control, Aventis may elect to appoint an Affiliate or third party as sublicensee or subcontractor for the purpose of undertaking any activities reasonably necessary for Aventis to fulfill its obligations of manufacturing and supplying Product hereunder; provided, however; that such Affiliate or third party is subject to a written agreement that subjects such Affiliate or third party to all relevant provisions, requirements, restrictions and limitations in this Agreement that pertain to Aventis; and provided further, however that if the sublicensing or subcontracting of such activities would require notice to be delivered to the FDA, Aventis shall be required to obtain the consent of Purchaser prior to sublicensing or subcontracting such activity (which consent shall not be unreasonably withheld, conditioned or delayed).

2.10 Assignment of API Supply Agreement. Upon assignment of the API Supply Agreement, Purchaser shall be responsible for supplying Aventis with all quantities of Bulk Compound necessary to manufacture the Product as contemplated under this Agreement. Purchaser shall supply all such quantities of Bulk Compound at such delivery dates forecasted and ordered by Aventis in order to meet the forecasting and delivery schedules of Product set forth herein. Aventis shall have no liability for any disruption in the supply of Product to Purchaser which is caused by any delay by Purchaser in delivering quantities of Bulk Compound which meet the applicable specifications therefor to Aventis. Any Bulk Compound delivered to Aventis which does not meet applicable specifications shall be removed and disposed of by Purchaser, at Purchaser’s cost and expense, as soon as practical after the determination of non-compliance. Purchaser shall supply the Bulk Compound (together with the appropriate certificate of analysis) to Aventis without charge and shall bear all freight charges and risk of loss in transit. Until such time as the API Supply Agreement has been assigned to Purchaser, Purchaser shall not be permitted to source Bulk Compound from any third party for use in the Product without the prior written consent of Aventis.

2.11 API Projections. After the assignment of the API Supply Agreement to Purchaser, Aventis shall deliver to Purchaser relevant information regarding the Bulk Compound in connection with the manufacture of Products hereunder, in order to assist Purchaser in forecasting the Bulk Compound necessary to manufacture the Products hereunder.

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ARTICLE 3

PRICING AND PAYMENT

3.1 Pricing.

(a) The initial costs payable to Aventis by Purchaser for the Product shall be as set forth on Schedule 3.1 (together, the “Initial Product Costs”). The Initial Product Costs for the Carafate Suspension Product are based upon an annual volume of supply of at least [*] units (the “Minimum Annual Volume”). On February 1, 2005, and on February l of each calendar year thereafter, Aventis shall determine the volume of the Carafate Suspension Product sold under this Agreement in the immediately prior calendar year and, to the extent such amount is less than the Minimum Annual Volume, Aventis shall provide Purchaser a written notice (the “Price Adjustment Notice”) indicating the increased fixed cost of the Carafate Suspension Product as a result of not meeting such Minimum Annual Volume. To the extent that the volume of the Carafate Suspension Product sold hereunder is less than the Minimum Annual Volume, Purchaser shall pay Aventis is a lump sum amount to compensate Aventis for the increased fixed cost of supply of the Carafate Suspension Product, as reasonably determined by Aventis and as set forth in the Price Adjustment Notice. Such lump sum payment shall be due and payable no later than ten (10) days following delivery by Aventis of the Price Adjustment Notice.

(b) The Initial Product Costs will remain firm until December 31, 2004. Beginning on January 1, 2005 and on January 1 of each calendar year thereafter, the Initial Product Cost shall be increased to reflect increases in the Producer Price Index as published by the U.S. Department of Labor, Pharmaceutical Preparations Series ID# 2834 for the calendar year prior to the year for which any such adjustment is to take place.

(c) In addition to the foregoing adjustments, if Aventis’ documented costs of materials increase at any time (other than increases to the price of the Bulk Compound), then Aventis shall also have the additional right to increase the Initial Product Costs by a corresponding amount; provided, however, Aventis shall provide written proof of same to Purchaser.

(d) In the event that Purchaser exercises the Extension Option pursuant to the terms of Section 4.1, the Initial Product Costs shall be increased by Aventis as set forth on Schedule 3.1.

3.2 Payment.

(a) Terms. All payments required by this Agreement shall be made in United States Dollars by wire transfer to an account designated by Aventis. All invoices are to be paid in full without any setoff or deduction and payment must be received within thirty (30) days from the date of invoice. The date of each invoice shall be the date the Products are available for shipment pursuant to Section 2.4. Payment shall be made without deduction, deferment, set-off, lien or counterclaim of any nature, other than for rejected or returned goods for which a credit acknowledgment has been issued by Aventis or with respect to which the parties are in dispute pursuant to Section 2.5. Time for payment shall be of the essence. Interest shall accrue on any amount overdue, at the lesser of (i) the annual prime rate as reported by the Wall Street Journal, New York Edition, or any other reputable publication mutually agreed to by the parties (the “Prime Rate”) on the date such payment is due, plus an additional five percent (5%) or (ii) the maximum annual rate permitted by Law, such interest to begin accruing on a daily basis from the

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date of invoice, and shall accrue both before and after judgment; provided, however, in the case of a good faith dispute regarding payment resolved to be due and not paid within three (3) Business Days after such resolution, such interest shall begin accruing on a daily basis from the date such payment becomes overdue, and shall accrue both before and after judgment; provided, further, in the case of a good faith dispute regarding payment, Purchaser may in its discretion determine to pay such amounts disputed to be overdue and in the event amounts are finally determined not to be due by Purchaser, Aventis shall repay such excess amounts to Purchaser determined not be due with interest thereon as calculated pursuant this section. The foregoing interest shall begin to accrue and be payable to Aventis (or Purchaser, as the case may be) without notice.

(b) Default. With respect to defaults of payment not cured within fifteen (15) Business Days after receipt of written notice from Aventis to Purchaser, Aventis shall, in its sole discretion, and without prejudice to any other of its accrued rights, be entitled to suspend the provision of the Product or to treat this Agreement as repudiated by notice in writing to Purchaser exercised at any time thereafter; provided, however, a good faith bona fide dispute by Purchaser regarding a payment pursuant to this Agreement shall not be considered a default of payment so long as Purchaser notifies Aventis in writing of such dispute within the later of five (5) Business Days from the date of invoice or the date of payment. Purchaser acknowledges it will notify Aventis promptly upon a determination that a dispute exists regarding a payment.

ARTICLE 4

TERM AND TERMINATION

4.1 Term; Supply of Product. The Term will commence upon the Effective Date and will continue for a five (5) year period, unless terminated earlier in accordance with the provisions of Section 4.2 (the “Term”). In the event that this Agreement has not been previously terminated and Purchaser is not in material default hereunder at the time it is requesting an extension but solely to the extent Aventis has provided prior written notice of such material default to Purchaser, Purchaser shall have the option to extend the Term hereunder for an additional two (2) year period upon not less than twelve (12) months written notice to Aventis prior to the end of the initial five (5) year term (the “Extension Option”). If Purchaser elects to exercise the Extension Option, then the “Term” shall be deemed to include such additional two (2) year period.

4.2 Early Termination. Either Purchaser or Aventis may terminate this Agreement forthwith by notice in writing to the other party upon the occurrence of any of the following events:

(a) if the other party commits a material breach of this Agreement, other than a payment default, which in the case of a breach capable of remedy shall not have been remedied within thirty (30) days of the receipt by the other party of a written notice identifying the breach and requiring its remedy or such longer time as the party in breach may demonstrate to the other party is reasonably necessary to remedy the breach using its commercially reasonable efforts to do so;

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(b) if the other party ceases for any reason to carry on business, but not as the result of a merger, acquisition or reorganization with one or more entities whether in a single transaction or a series of transactions, or convenes a meeting of its creditors or has a receiver or manager appointed in respect of all or substantially all of its assets or is the subject of an application for an administration order or of any proposal for a voluntary arrangement or enters into liquidation, whether compulsorily or voluntarily or undergoes any analogous act or proceedings under foreign Law;

(c) the enactment of any Law that would render it impossible for the other party to perform its obligations hereunder;

(d) after the third anniversary of the Effective Date of this Agreement, Purchaser may provide not less than twelve (12) months prior written notice to Aventis of its election to terminate (e.g., the earliest the Agreement could be terminated would be the fourth anniversary of this Agreement); or

(e) in the event that Aventis fails to make any of the required deliveries as set forth in Section 2.4 as a result of Force Majeure, and such failure continues for three (3) consecutive months, Purchaser may then immediately terminate this Agreement by providing written Notice to Aventis.

4.3 Consequences of Termination and Survival. Termination of this Agreement for whatever reason shall not affect the accrued rights and obligations of either Aventis or Purchaser arising under or out of this Agreement. The obligations under Article 6 (Product Recalls), Article 7 (Warranties), Article 8 (Nondisclosure and Confidentiality); Article 9 (Indemnification and Insurance), Article 10 (Dispute Resolution) or any other provision which expressly or by implication is intended to survive expiration or termination shall survive expiration or termination of this Agreement as provided in such sections.

4.4 Accrued Obligations. Upon the expiration or earlier termination of this Agreement, Purchaser shall pay to Aventis: (i) all amounts outstanding and remaining to be paid for services related to Product supplied prior to the expiration or termination; (ii) all binding amounts for services related to Product forecasted pursuant to Section 2.2 or ordered pursuant to Section 2.3 prior to the expiration or termination; provided, Aventis delivers such Product in accordance with the Specifications; and provided further that this clause (ii) shall not apply in the event of a breach of this Agreement by Aventis, (iii) an amount to compensate Aventis at its actual out-of-pocket costs for all raw materials that Aventis has purchased in reliance on Purchaser’s rolling forecasts, in which case Aventis shall transfer such raw materials to Purchaser; and (iv) purchase from Aventis all remaining inventory of Product which meets Specifications.

4.5 Assistance at Termination. Upon expiration or the earlier termination of this Agreement by Purchaser pursuant to Section 4.2 above, Aventis shall transfer to Purchaser, all regulatory information and other information and materials reasonably necessary for Purchaser or its designee to perform the manufacturing activities undertaken by Aventis under this Agreement, and the parties shall establish such operational procedures as are reasonably necessary for Purchaser to perform such manufacturing activities. In connection with the

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foregoing, during the nine (9) month period prior to the termination of the Agreement: (i) upon reasonable request, Purchaser shall be permitted to consult with Aventis’ technical personnel on the specified manufacturing activities; and (ii) Purchaser shall be permitted to send no more than five employees or representatives to Aventis’ manufacturing facilities to observe Aventis’ performance of its manufacturing activities in actual practice for a period of not more than ten (10) Business Days during such nine (9) month period. In no event shall Aventis be required to send any of its personnel to Purchaser’s or its designees’ locations. Purchaser shall bear the reasonable costs and expenses incurred by Aventis in connection with facilitating the transfer of any manufacturing activities to Purchaser, including: (i) the internal cost of any Aventis personnel providing any of the services required hereunder calculated on the basis of Aventis’ then current FTE rates; and (ii) cost of any samples or materials provided by Aventis, together with any handling costs associated therewith.

ARTICLE 5

CERTIFICATES, ACCESS AND REGULATORY MATTERS

5.1 Testing; Certificate of Analysis. Aventis shall perform, or cause to be performed, the tests required to be performed by Aventis pursuant to the Technical Agreement on each lot of Product manufactured pursuant to this Agreement before delivery to Purchaser. Each test report shall set forth the items tested, Specifications and test results in a certificate of analysis, containing the types of information which shall have been approved by mutual agreement of the parties, for each lot delivered. Aventis shall send, or cause to be sent, such certificates to Purchaser simultaneously with delivery of each lot unless otherwise agreed. For purposes of clarity all such testing costs are for Aventis’ account and are included in the prices set forth on Schedule 3.1.

5.2 Notice of Failure to Meet Specifications. Upon Aventis’ discovery that any batch or lot of Product fails to conform to the applicable Specifications, Aventis will notify Purchaser in writing within five (5) Business Days of such failure to meet the applicable Specifications and of the nature thereof Aventis shall investigate all such failures promptly and determine the cause for the failure and a corrective action to prevent future failures.

5.3 Records. During the Term of this Agreement and for the time periods required by Applicable Law, Aventis shall prepare and maintain batch records to include all manufacturing, packaging, quality control analytical and stability records, all records of shipment, and all validation data relating to the Product, including without limitation all data related to raw materials and packaging materials.

5.4 Governmental Inspections. Aventis shall advise Purchaser immediately upon receiving a notice that an authorized agent of a Governmental Authority will visit or inspect its facilities where the Product is being manufactured, processed, packaged, labeled, tested or stored. Aventis shall furnish to Purchaser all material information supplied to, or supplied by, any Governmental Authority, including, without limitation, any Notice of Inspection, Form 483 observations and warning letters, untitled letters, to the extent that such reports or letters relate to Product, or the ability of Aventis to supply such Product, within five (5) Business Days of their receipt of such information or delivery of such information, as the case may be. Aventis shall be

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responsible for responding to all such notices, forms or letters, except that Aventis shall provide such responses to Purchaser, to the extent feasible, at least three (3) Business Days prior to submission to any Governmental Authority and shall incorporate such reasonable and timely revisions as suggested by Purchaser.

5.5 Access to Facilities. Except as otherwise provided herein, upon the reasonable prior written request of Purchaser, and upon Purchaser’s (and Purchaser’s designated representative, if applicable) execution of any confidentiality agreements required by Aventis, Aventis shall permit Purchaser and/or Purchaser’s designated representatives the right to inspect and visit once per calendar year those portions of the manufacturing, storage and testing facilities of Aventis where Product is being manufactured, stored or tested, as the case may be, during regular business hours, to ascertain compliance with this Agreement, the Technical Agreement, cGMPs and the Specifications, it being agreed that in the event Aventis delivers any Product not in compliance with Specifications, Purchaser shall have the right to inspect such facilities more frequently, during reasonable business hours, and upon reasonable prior notice, until any issues related to the delivery of such non-conforming Product are resolved.

5.6 Product Inquiries and Complaints. Purchaser will promptly submit to Aventis copies of all Product safety and efficacy inquiries, Product quality complaints and adverse drug event reports received by it, together with all relevant evidence and other information relating thereto, in accordance with procedures to be agreed upon by the parties. Except as otherwise required by Applicable Law, Purchaser will be responsible for investigating and responding to all such inquiries, complaints and adverse events regarding Product. It shall be the responsibility of Purchaser to comply with all Applicable Law regarding adverse drug events and, except as otherwise provided herein, Product quality matters. Subject to confidentiality obligations, Aventis agrees, upon the reasonable request of Purchaser, to provide all relevant information in its possession or control relating to such complaint, inquiry or adverse event, to assist in such compliance.

5.7 Response to Complaints and/or Adverse Drug Events. Pursuant to a reported complaint and/or adverse drug event, if the nature of the reported complaint and/or adverse drug event requires testing, Aventis will, at Purchaser’s reasonable request, perform analytical testing of corresponding retention samples and provide the results thereto to Purchaser as soon as reasonably practicable. Such testing shall be performed using testing procedures as set forth in Applicable Law or Product Approval or otherwise required by applicable Governmental Authorities. If it is determined that Aventis is responsible for such reported complaint and/or adverse drug event, then Aventis shall bear the reasonable cost of such testing. Otherwise, Purchaser shall pay the reasonable cost associated with such testing.

5.8 Additional Information. Purchaser shall be responsible for assuring that all promotional material produced by it relating to Products comply with Applicable Laws. Purchaser shall provide to Aventis a copy of each FDA or any other Governmental Authority annual report and any additional regulatory information, including, without limitation, manufacturing and testing documentation.

5.9 Technical Agreement. Each party shall perform the duties required of it pursuant to a technical agreement to be entered into by the parties within ninety (90) days of the Effective Date (the “Technical Agreement”). To the extent the Technical Agreement either conflicts with this Agreement or is silent on an issue addressed, this Agreement shall control.

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5.10 Regulatory Compliance. Purchaser shall maintain in full force and effect during the term of this Agreement all Product Approvals required by Applicable Law.

ARTICLE 6

PRODUCT RECALLS

6.1 Product Recalls. In the event (i) any Governmental Authority issues a request, directive or order that Product be recalled, (ii) a court of competent jurisdiction orders such a recall, or (iii) Purchaser shall reasonably determine that Product should be recalled, the parties shall take all appropriate corrective actions, and shall cooperate in the investigations surrounding the recall. In the event that Purchaser determines that Product should be recalled, Purchaser shall consult with Aventis prior to taking any corrective actions. In the event that such recall results from any cause or event other than that arising from the defective manufacture, testing, storage, packaging or handling by Aventis, excluding defects relating to packaging or labeling supplied by or prepared at the direction of Purchaser, of the recalled Product, Purchaser shall be responsible for all documented out-of-pocket expenses of such recall consistent with directions, if any, received from the appropriate Governmental Authority. In the event that such recall results from any cause or event arising from the defective manufacture, testing, storage, processing, packaging or handling, excluding defects relating to packaging or labeling of the Product supplied by or prepared at the direction of Purchaser, by Aventis, then Aventis shall be responsible for all such documented out-of-pocket expenses of such recall consistent with directions, if any, received from the appropriate Governmental Authority and Aventis shall promptly replace, at no cost, Product which conforms to the Product Specifications in accordance with Section 2.5. For Purposes of this Agreement, the expenses of recall shall include the expenses of notification and destruction or return of the recalled Product and all other documented out-of-pocket costs incurred in connection with such recall, but shall not include lost profits or opportunity costs of either party.

6.2 Disputes. If there is any dispute concerning which party’s acts or omissions gave rise to such recall of Product, such dispute shall be referred for decision to an independent expert, (to be selected by both parties hereto) who shall act as an expert and not as an arbitrator. The decision of such independent expert shall be in writing and, except for manifest error on the face of the decision, shall be binding on both Purchaser and Aventis. The costs of such independent expert shall be borne by the party who is found to be responsible for the recall by the independent expert. After such determination, costs shall be paid by the responsible party in accordance with Section 6.1.

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ARTICLE 7

REPRESENTATIONS, WARRANTIES, AND COVENANTS

7.1 Compliance with cGMP. Aventis, acting in its own name and on behalf of its Affiliates, represents warrants and covenants that all Product will be manufactured, tested and handled in compliance with Product Approvals and cGMP.

7.2 Conformity with Specifications. Subject to the Bulk Compound supplied to Aventis complying with all relevant specifications, Aventis acting in its own name and on behalf of its Affiliates, represents warrants and covenants that Product manufactured, tested and handled by Aventis or its Affiliates and sold to Purchaser pursuant to this Agreement will comply with the Specifications and Technical Agreement at the time of delivery to the common carrier for such Product in effect at the time of manufacture.

7.3 Compliance with the Act. Subject to the Bulk Compound supplied to Aventis complying with all relevant specifications, Aventis acting in its own name and on behalf of its Affiliates, represents warrants and covenants that all Product delivered to Purchaser pursuant to this Agreement will, at the time of such delivery, not be adulterated within the meaning of the Act and will not be an article which may not, under the provisions of such Act, be introduced into interstate commerce.

7.4 No Liens. Aventis, acting in its own name and on behalf of its Affiliates, represents and warrants that all Product delivered to Purchaser pursuant to this Agreement will, at the time of such delivery, be free and clear of all liens, encumbrances, security interests and other encumbrances.

7.5 Compliance with Applicable Laws. During the term of this Agreement, Aventis shall comply in all material respects with all Applicable Laws applicable to the conduct of its business in the performance of this Agreement.

7.6 Exclusion of Other Warranties. EXCEPT WHERE OTHERWISE SET FORTH IN THIS AGREEMENT, SECTIONS 7.1,7.2,7.3,7.4 AND 7.5 ARE IN LIEU OF ALL CONDITIONS, WARRANTIES AND STATEMENTS IN RESPECT OF PRODUCT AND THE SERVICES PROVIDED HEREUNDER, WHETHER EXPRESSED OR IMPLIED BY STATUTE, CUSTOM OF THE TRADE OR OTHERWISE, INCLUDING BUT WITHOUT LIMITATION ANY SUCH CONDITION, WARRANTY OR STATEMENT RELATING TO THE DESCRIPTION OR QUALITY OF PRODUCT, ITS MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE UNDER ANY CONDITIONS, AND ANY SUCH CONDITION, WARRANTY OR STATEMENT IS HEREBY EXCLUDED. EXCEPT AS PROVIDED IN ARTICLE 9 WITH RESPECT TO THIRD PARTY CLAIMS, REPLACEMENT OR REFUND OF ANY NONCONFORMING PRODUCT AND REASONABLE DOCUMENTED OUT-OF-POCKET EXPENSES SHALL BE PURCHASER’S SOLE REMEDY FOR BREACH OF ANY PROVISION OF THIS AGREEMENT. Except for each party’s indemnification obligations pursuant to Sections 9.1 and 9.2 for Third Party Claims and injunctive relief permitted under Section 8.4, in no event shall Aventis or Purchaser and/or their respective Affiliates, be liable under or with respect to this Agreement, whether due to breach of warranty, tort, or repudiation of any term or condition or otherwise, for any indirect, incidental, consequential, special or punitive damages of any kind, including, but not limited to, loss of profits, provided however, in the event of Aventis’ failure to supply Product in accordance with the terms of this Agreement as a result of its gross negligence or intentional breach of this Agreement, Purchaser shall be entitled to seek loss of profits as its damages for such intentional breach or gross negligence.

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ARTICLE 8

NONDISCLOSURE AND CONFIDENTIALITY

8.1 Nondisclosure Obligations.

(a) Section 8.1 Confidential Agreement. For the purposes of this Agreement, the term “Confidential Information” shall mean any and all information of a party hereto that may be exchanged between the parties at any time and from time to time before and during the Term in relation to the subject matter covered by this Agreement and which is confidential in nature. Confidential Information as defined herein shall in particular be deemed to include, without limitation, all notes, analyses, compilations, studies, interpretations or other documents, whether in tangible form or on electronic or other data storage media, prepared by the receiving party and its Representatives (as defined hereinafter), which contain, reflect or are based on, in whole or in part, Confidential Information furnished to the receiving party or its Representatives by the disclosing party or its Representatives hereunder.

(b) Duties of Confidentiality and Non-Use. During the Term, and for a period often (10) years thereafter, each party hereto will maintain in confidence all Confidential Information of the other party. Neither parry shall use, disclose or grant use of such other party’s Confidential Information except as required under this Agreement. To the extent that disclosure is authorized by this Agreement, the disclosing party shall obtain prior agreement from its employees, agents, consultants, Affiliates, subcontractors and sublicensees (collectively, the “Representatives”) to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that such Representatives do not disclose or make any unauthorized use of such Confidential Information. Each party shall promptly notify the other upon discovery of any unauthorized use or disclosure of Confidential Information. Confidential Information shall not include any information which:

(i) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the other party;

(ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the other party;

(iii) becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

(iv) was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party who had no obligation to the other party not to disclose such information; or

(v) was independently developed by the receiving party without reference to the disclosure by the other party.

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8.2 Terms of this Agreement. The parties agree not to disclose any terms or conditions of this Agreement to any third party without the prior consent of the other parties, except (i) as required by Applicable Laws or (ii) to investment bankers of a party or to prospective purchasers of the business or assets related to the Products; provided such third parties agree to similar confidentiality provisions with respect to the terms and conditions of this Agreement as set forth herein.

8.3 Permitted Disclosures. Notwithstanding anything else in this Agreement to the contrary, each party hereto (and each employee, representative, or other agent of any party) may disclose to any and all persons, without limitation of any kind, the Federal income tax treatment and Federal income tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure, provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws. This authorization of disclosure is retroactively effective immediately upon commencement of the first discussions regarding the transactions contemplated herein, and the parties aver and affirm that this tax disclosure authorization has been given on a date which is no later than thirty (30) days from the first day that any party hereto (or any employee, representative, or other agent of any party hereto) first made or provided a statement as to the potential tax consequences that may result from the transactions contemplated hereby.

8.4 Injunctive Relief. The parties hereto understand and agree that remedies at Law may be inadequate to protect against any breach of any of the provisions of this Article 8 by either party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each party may be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 8.

ARTICLE 9

LIMITATION OF LIABILITY, INDEMNIFICATION AND INSURANCE

9.1 Indemnification by Purchaser. Except as otherwise specifically provided herein, Purchaser shall indemnify and hold harmless Aventis and its Affiliates against all third party claims, actions, costs, expenses, including court costs and reasonable legal fees or other third party liabilities (“Third Party Liabilities”) whatsoever in respect of:

(a) the use, marketing, storage, distribution, handling or sale of Product by Purchaser or its Affiliates;

(b) any gross negligence or willful misconduct by Purchaser and/or its Affiliates otherwise related to this Agreement;

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(c) any labeling of any Product to the extent that such labeling has been supplied by or at the direction of Purchaser and/or its Affiliates and applied in accordance with instructions from Purchaser; and

(d) any representation or warranty made by Purchaser and/or its Affiliates to its customers or users with respect to Product, other than representations or warranties contained in Sections 7.1, 7.2, 7.3, 7.4 or 7.5.

9.2 Indemnification by Aventis. Except as otherwise specifically provided herein, Aventis shall indemnify and hold harmless Purchaser against all Third Party Liabilities whatsoever in respect of:

(a) any failure by Aventis’ and/or its Affiliates’ to comply with the Specifications, cGMP, or Applicable Laws (provided that, following the assignment of the API Supply Agreement or the date upon which Purchaser otherwise sources the Bulk Compound, such Third Party Liabilities are not the result of or otherwise arose out of the failure of the Bulk Compound to meet applicable specifications);

(b) any breach of a representation warranty or covenant made by Aventis and/or its Affiliates under this Agreement and/or the Technical Agreement; and

(c) any gross negligence or willful misconduct by Aventis and/or its Affiliates related to this Agreement.

9.3 Procedures for Indemnification.

(a) In the case of a third party claim or demand (“Third-Party Claim”) made by any Person who is not a Party of this Agreement (or an Affiliate thereof) as to which a Party (the “Indemnitor”) may be obligated to provide indemnification pursuant to this Agreement, such Party seeking indemnification hereunder (“Indemnitee”) will notify the Indemnitor in writing of the Third-Party Claim (and specifying in reasonable detail the factual basis for the Third-Party Claim and to the extent known, the amount of the Third-Party Claim) reasonably promptly after becoming aware of such Third-Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.

(b) If a Third Party Claim is made against an Indemnitee, the Indemnitor will be entitled, within one hundred twenty (120) days after receipt of written notice from the Indemnitee of the commencement or assertion of any such Third Party Claim, to assume the defense thereof (at the expense of the Indemnitor) with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee, for so long as the Indemnitor is conducting a good faith and diligent defense. Should the Indemnitor so elect to assume the defense of a Third Party Claim:

(i) the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that if under applicable standards of professional conduct a conflict of interest exists

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between the Indemnitor and the Indemnitee in respect of such claim, such Indemnitee shall have the right to employ separate counsel (which shall be reasonably satisfactory to the Indemnitor) to represent such Indemnitee with respect to the matters as to which a conflict of interest exists and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnitor; provided, further, that the Indemnitor shall only be responsible for the reasonable fees and expenses of one separate counsel (plus local counsels as required) for such Indemnitee;

(ii) the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor;

(iii) the Indemnitor will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee informed of developments relating to or in connection with such Third Party Claim, as may be reasonably requested by the Indemnitee (including providing to the Indemnitee on reasonable request updates and summaries as to the status thereof); and

(iv) all Indemnitees shall reasonably cooperate with the Indemnitor in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor).

(c) If the Indemnitor does not elect to assume control of the, defense of any Third Party Claim within the 120-day period set forth above, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, after three (3) Business Days notice to the Indemnitor of its intent to do so, to undertake the defense of the Third Party Claim for the account of the Indemnitor (with counsel selected by the Indemnitee), and to compromise or settle such Third Party Claim, exercising reasonable business judgment.

(d) If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third-Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third-Party Claim that the Indemnitor may recommend, exercising reasonable business judgment, that by its terms obligates the Indemnitor to pay the full amount of Third Party Liabilities (whether through settlement or otherwise) in connection with such Third-Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all Third Party Liabilities in connection with such Third-Party Claim; provided, however, that, without the Indemnitee’s prior written consent, the, Indemnitor shall not consent to any settlement, compromise or discharge (including the consent to entry of any judgment), and the Indemnitee may refuse to agree to any such settlement, compromise or discharge, that provides for injunctive or other nonmonetary relief affecting the Indemnitee. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third-Party Claim, the Indemnitee shall not (unless required by Law) admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld).

9.4 Distribution/ Product Liability Insurance. Purchaser shall obtain and maintain in effect for the Term of this Agreement, liability insurance or indemnity policies with a reputable

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insurer, in an amount not less than [*] in the aggregate and which policies shall be blanket policies. Such policies shall insure against liability on the part of Purchaser and any of its relevant Affiliates, as their interests may appear, due to injury, disability or death of any person or persons, or injury to property, arising from the distribution of Product or Products. Upon the execution of this Agreement and thereafter on within ten (10) Business Days of the beginning of each calendar year during the Term, Purchaser shall provide to Aventis a certificate of insurance (i) summarizing the insurance coverage and (ii) identifying any exclusions. Purchaser shall promptly notify Aventis of any material adverse alterations to the terms of this policy or decreases in the amounts for which insurance is provided. Promptly after the date hereof, Purchaser and Aventis agree to work in good faith to determine the insurance provisions necessary to secure the indemnity rights of Aventis hereunder.

9.5 Product Liability Claims. As soon as it becomes aware, each party will give the other prompt written notice of any defect or alleged defect in a Product, any injury alleged to have occurred as a result of the use or application of the Product, and any circumstances that may give rise to litigation or recall of a Product or regulatory action that may affect the sale or manufacture of a Product, specifying, to the extent the party has such information, the time, place and circumstances thereof and the names and addresses of the persons involved. Each party will also furnish promptly to the other copies of all papers received in respect of any claim, action or suit arising out of such alleged defect, injury or regulatory action.

ARTICLE 10

GENERAL PROVISIONS

10.1 Notices.

(a) Except as otherwise specifically provided, any notice or other documents to be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by nationally recognized overnight courier or facsimile transmission to a party or delivered in person to a party at the address or facsimile number set out below for such party or such other address as the party may from time to time designate by written notice to the other:

If to Purchaser, to:	Axcan Pharma Inc.
597, boulevard Laurier
Mont-Saint-Hilaire, Quebec J3H 6C4
Canada
Attn: General Counsel
Facsimile: (450) 464-9979

with copies to:	Latham & Watkins LLP
Sears Tower, Suite 5800
233 South Wacker Drive
Chicago, Illinois 60606-6401
Attn: Thomas Keim, Jr., Esq.
Facsimile: (312) 993-9767

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If to Aventis to:	Aventis Pharmaceuticals Inc.
10236 Marion Park Drive
Kansas City, MO 64137-1405
Attn: Vice President, Industrial Operations
	Mail:	P.O. Box 9720 C3-0960,
Kansas City, MO 64134-9720
	Fax:	(816) 966-5209

with a copy to:	Aventis Pharmaceuticals Inc.
300 Somerset Corp. Blvd.
Mail Stop SC3-820A
Bridgewater, NJ 08807-2854
Facsimile: 908-243-7220
Attn: General Counsel

(b) Any such notice or other document shall be deemed to have been received by the addressee where the notice or other document is sent by overnight courier, by hand or is given by facsimile, simultaneously with the delivery.

10.2 Entire Agreement; Amendment.

(a) This Agreement, together with the Technical Agreement to be entered into pursuant to the terms hereof, the Product Acquisition Agreement and the Exhibits and Schedules attached hereto and thereto, embodies and sets forth the entire agreement and understanding of the parties with respect to the subject matter herein and there are no promises, terms, conditions or obligations, oral or written, expressed or implied, other than those contained in this Agreement. The terms of this Agreement shall supersede all previous oral or written agreements which may exist or have existed between the parties relating to the subject matter of this Agreement. No party shall be entitled to rely on any agreement, understanding or arrangement which is not expressly set forth in this Agreement. Any other terms and conditions, including without limitation any terms and conditions contained in any purchase order or sales invoice issued pursuant to this Agreement, are hereby expressly excluded.

(b) This Agreement shall not be amended, modified, or supplemented except in writing signed by duly authorized representatives of the parties.

10.3 Force Majeure/Failure to Supply. If a party is prevented or delayed in the performance of any of its obligations under this Agreement by Force Majeure and shall give written notice thereof to the other party specifying the matter(s) constituting Force Majeure together with such evidence as such party reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, the party shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue. The expression “Force Majeure” shall be deemed to include circumstances or events, which cannot be avoided nor prevented by applying due care and economically appropriate means, in particular acts of God, war, hostilities, terrorism, riot, fire, explosion, accident, flood, sabotage, lack of adequate fuel, power, raw materials, containers, transportation or labor, strike, lock-out or

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injunction (provided that neither Party to this Agreement shall be required to settle a labor dispute against its own best judgment), compliance with governmental Laws, regulations or orders, breakage or failure of machinery or apparatus, and which significantly impair or aggravate the performance of this Agreement.

10.4 Assignment. Subject to the provisions of Section 2.9 hereof, neither party hereto shall be entitled to assign its rights and obligations hereunder without the prior written consent of the other party; provided, however, (i) each party shall be entitled, without the prior written consent of the other party, to assign its rights and obligations hereunder to an Affiliate, but such assignment to an Affiliate shall not relieve the assigning party of its obligations hereunder, (ii) Aventis shall be entitled, without the prior written consent of Purchaser, to assign its rights and obligations hereunder, in whole or in part, to any acquirer of the business or any material assets utilized in the manufacture of Product, so long as such acquirer of such business or assets assumes in writing Aventis’ obligations hereunder, and (iii) Aventis shall not unreasonably withhold, condition or delay its consent to assignment in connection with a sale by Purchaser of its ownership rights in any of the Products, including, without limitation, any Product Registrations. No permitted assignment hereunder shall be deemed effective until the assignee shall have executed and delivered an instrument in writing reasonably satisfactory in form and substance to the other party pursuant to which the assignee assumes all of the obligations of the assigning party hereunder. Any purported assignment of this Agreement in violation of this Section 10.4 shall be void. This Agreement shall be binding upon the successors and permitted assigns of the parties and the name of a party shall be deemed to include the names of its successors and assigns.

10.5 Headings, Interpretation. The headings used in this Agreement are for convenience only and are not a part of this Agreement nor affect the interpretation of any of its provisions.

10.6 Independent Parties. This Agreement shall not be deemed to create any partnership, joint venture, amalgamation or agency relationship between Aventis and Purchaser. Each party shall act hereunder as an independent contractor.

10.7 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to the choice of law provisions thereof.

10.8 No Waiver. Neither the failure nor delay on the part of a party to require the strict performance of any term, covenant or condition of this Agreement or to exercise any right or remedy available on a breach thereof shall constitute a waiver of any such breach or of any such term or condition. The consent to, or the waiver of, any breach, or the failure to require on any single occasion the performance or timely performance of any term, covenant, or condition of this Agreement shall not be construed as authorizing any subsequent or additional breach and shall not prevent a subsequent enforcement of such term, covenant, or condition.

10.9 Severability. In the event that any provision of this Agreement or the application thereof to any party or circumstance shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, then (i) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and

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purpose of such invalid and unenforceable provision, and (ii) the remainder of this Agreement and the application of such provision to the parties or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby.

10.10 Interpretation. The parties hereto acknowledge and agree that: (i) each party and its representatives has reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to each party hereto and not in favor of or against either patty regardless of which party was generally responsible for the preparation of this Agreement.

10.11 Counterparts. This Agreement maybe executed simultaneously in counterparts (and may be delivered by facsimile), each of which shall be deemed an original, but all of which together shall constitute a single agreement.

10.12 Third Party Beneficiaries. This Agreement is not intended to confer upon any non-party rights or remedies hereunder, except as may be received or created as part of a valid assignment.

10.13 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and use commercially reasonable efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Law to consummate the transactions contemplated hereby.

10.14 Use of Affiliates. The rights and obligations of the parties set forth in this Agreement include the right of each party to use its Affiliates in exercising such rights and carrying out its obligations under this Agreement; provided that in the event any such Affiliate ceases to meet the definition of an Affiliate, whether due to the transfer or sale of all or substantially all of the assets or stock of such Affiliate or otherwise, then such right with respect to such Affiliate shall terminate.

10.15 Closing. Notwithstanding anything to the contrary contained herein, in the event that the Product Acquisition Agreement is terminated prior to the transactions contemplated therein being consummated and closed, then this Agreement shall automatically terminate and be of no further force and effect.

10.16 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. Aventis and Purchaser acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. Whenever used herein, the words “include,” “includes” and “including” shall mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates. “Days” means calendar days unless otherwise specified. Whenever used herein, the words “Aventis” and “Purchaser” shall mean also their respective Affiliates whenever the context shall require or to the extent applicable.

[*]	Confidential treatment requested.

[Signatures on Following Page]

[*]	Confidential treatment requested.

IN WITNESS WHEREOF, the Parties hereto have each caused this Agreement to be duly executed in the United States, as of the date first above written.

AVENTIS:

AVENTIS PHARMACEUTICALS INC.

By:	/s/ Juergen Lasowski
	Name:	Juergen Lasowski
	Title:	Vice President, Business Development & Strategy, North America

Authorized Signatory for Aventis Pharmaceuticals Inc.

[*]	Confidential treatment requested.

SIGNATURE PAGE TO CARAFATE® SUPPLY AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have each caused this Agreement to be duly executed in the United States, as of the date first above written.

PURCHASER:

AXCAN PHARMA INC.

By:	/s/ Leon F. Gosselin
	Name:	Leon F. Gosselin
	Title:	President and Chief Executive Officer

[*]	Confidential treatment requested.

SIGNATURE PAGE TO CARAFATE® SUPPLY AGREEMENT

SCHEDULED FIRM ORDERS FOR FIRST 4 MONTHS

LMID/GMID	Product Description	November Production Plan	December Production Plan	January Production Plan	February Production Plan
50002662	Carafate Susp*	[*]	[*]	0	0
50002664	Carafate Tabs 3000ct	[*]	[*]	[*]	[*]
50002665	Carafate Tabs 100ct	[*]	[*]	[*]	[*]
50002667	Carafate Tabs 120ct	[*]	[*]	[*]	[*]
50002668	Carafate Tabs 500ct	[*]	[*]	[*]	[*]

*	The production plan for March and April with respect to the Carafate ® Suspension Product shall also be zero.

[*]	Confidential treatment requested.

SCHEDULE 2.6

PRODUCT QUANTITIES/CAPACITY ANALYSIS

Product	Minimum Order Quantity	Batch Equivalent Per Minimum Order	Monthly Capacity	Annual Capacity
Carafate®/Sucralfate Tablet	[*] tablets	[*] Batch	[*] Batches	[*] Batches
Carafate® Suspension	[*] bottles	[*] Batch	[*] Batches	[*] Batches

[*]	Confidential treatment requested.

SCHEDULE 3.1

INITIAL PRODUCT COSTS

A. The following prices include the cost of Bulk Compound and apply so long as Aventis is sourcing and otherwise paying for the Bulk Compound

Product	Price
Carafate Suspension (per bottle)	[*]
Sucralfate Tablets (3000 count)	[*]
Sucralfate Tablets (500 count)	[*]
Sucralfate Tablets (120 count)	[*]
Sucralfate Tablets (100 count)	[*]

The prices for the Products starting from the [*] of the Effective Date will reflect an additional automatic [*]% increase over the prices ending on the day immediately preceding such 6th anniversary. In addition, the prices for such contract year will be increased in accordance with the inflation adjustment as set forth in Section 3.1(b). The combined price increase as a result of the [*]% increase and the inflation adjustment for such contract year shall not exceed a [*]% increase over the prior year’s prices.

The prices for the seventh anniversary shall be the same as the prior year except for the inflation adjustment set forth in Section 3.1(b).

B. The following prices exclude the cost of Bulk Compound and apply when Purchaser is sourcing and otherwise paying for the Bulk Compound

Product	Price
Carafate Suspension (per bottle)	[*]
Sucralfate Tablets (3000 count)	[*]
Sucralfate Tablets (500 count)	[*]
Sucralfate Tablets (120 count)	[*]
Sucralfate Tablets (100 count)	[*]

The prices for the Products starting from the [*] of the Effective Date will reflect an additional automatic [*]% increase over the prices ending on the day immediately preceding such 6th anniversary In addition, the prices for such contract year will be increased in accordance with the inflation adjustment as set forth in Section 3.1(b). The combined price increase as a result of the [*]% increase and the inflation adjustment for such contract year shall not exceed a [*]% increase over the prior year’s prices.

The prices for the seventh anniversary shall be the same as the prior year except for the inflation adjustment set forth in Section 3.1(b).

[*]	Confidential treatment requested.